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                                                                     Exhibit 5.1


                                              One New Change
                                              London EC4M 9QQ

                                              Telephone:      (020) 7330 3000
                                              Fax (Group 3):  (020) 7330 9999
                                              Fax (Group 4):  (020) 7248 1100
                                              DX No. 73

                                              www.allenovery.com

Our Ref: CO:769727.1
                                              29th August, 2000


The Directors
WPP Group plc
27 Farm Street
London  W1X 6RD
England


Dear Sirs,

REGISTRATION STATEMENT ON FORM F-4 OF WPP GROUP PLC (THE "REGISTRATION
STATEMENT")

1. We have acted as English legal advisers to WPP Group plc (the "Company") in connection with the proposed registration under the United States Securities Act of 1933, as amended, of (i) the Company's proposed guarantee of the payment obligations of Young & Rubicam Inc. ("Y&R") under its 3% Convertible Subordinated Notes due 2005 (the "Y&R Notes") and (ii) 16,361,947 ordinary shares of nominal value 10p each of the Company (the "Ordinary Shares"), represented by American Depositary Shares ("ADSs") of the Company, to be issued on conversion of the Y&R Notes after the completion of the merger contemplated by the Amended and Restated Merger Agreement dated as of 11 May 2000 (the "Merger Agreement") between the Company, Y&R, York Merger Corp. and York II Merger Corp. (the "Merger").

2. For the purposes of this opinion, we have examined the following documents:

         (a) certified copies of the certificate of incorporation of the Company, certificate of incorporation on re-registration of the Company as a public company and certificate of incorporation on change of name of the Company;

         (b) a certified copy of the memorandum and articles of association of the Company incorporating amendments to 28 June, 1999;

         (c) a copy of the Indenture dated 20 January, 2000 between Y&R and The Bank of New York, as Indenture Trustee, (the "Trustee") pursuant to which the Y&R Notes were previously issued (the "Indenture");

         (d) a draft dated 28 August, 2000 of a First Supplemental Indenture between Y&R, the Company and the Trustee (the "First Supplemental Indenture"), pursuant to which a holder of Y&R Notes will have the right to convert such notes into ADSs after completion of the Merger, and a draft dated 28 August, 2000 of a Second Supplemental Indenture between Y&R, the Company and the Trustee (the "Second Supplemental


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                THE QUEEN'S AWARD
                                   FOR EXPORT
                                   ACHIEVEMENT



      A LIST OF THE NAMES OF PARTNERS AND THEIR PROFESSIONAL QUALIFICATIONS
                   IS OPEN TO INSPECTION AT THE ABOVE OFFICE.
        THE PARTNERS ARE EITHER SOLICITORS OR REGISTERED FOREIGN LAWYERS.

          AMSTERDAM BANGKOK BEIJING BRATISLAVA BRUSSELS BUDAPEST DUBAI
                      FRANKFURT HONG KONG LONDON LUXEMBOURG
         MADRID MILAN MOSCOW NEW YORK PARIS PRAGUE ROME SINGAPORE TIRANA
                               TOKYO TURIN WARSAW




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To:     The Directors                                          29th August, 2000
Page:   2


                  Indenture" and, together with the First Supplemental Indenture, the "Supplemental Indentures"), pursuant to which the Company will guarantee Y&R's payment obligations under the Y&R Notes (the "Guarantee");

         (e) a certified copy of the resolution passed at the annual general meeting of shareholders of the Company held on 26 June, 2000 authorising the directors to allot ordinary shares for cash other than according to statutory pre-emption rights;

         (f) certified copies of the minutes of the meetings of the board of directors of the Company held on 11 May, 2000 and 23 August, 2000 and of the meeting of a committee of the board of directors of the Company held on 29 June, 2000;

         (g) a copy of a circular dated 25 August 2000 to shareholders of the Company including a notice of the extraordinary general meeting of shareholders of the Company proposed to be held in connection with the Merger (the "Extraordinary General Meeting"); and

         (h) such other corporate records and documents as we have deemed necessary or appropriate for the purpose of this opinion.

3. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws including, in particular, the laws of the United States of America, the laws of the States of Delaware or New York or any other State of the United States of America or any political sub-division thereof.

         The Indenture, the Y&R Notes and the Supplemental Indentures are expressed to be governed by the laws of the State of New York. We have assumed that, so far as the laws of the State of New York are concerned, the Indenture and the Y&R Notes constitute legal, valid and binding obligations of Y&R and the Supplemental Indentures, when executed and delivered, will constitute legal, valid and binding obligations of Y&R and the Company and that such laws do not qualify or affect our opinion as set out below. We understand that the Company is relying as to certain matters governed by the laws of the State of New York upon the opinion of Fried, Frank, Harris, Shriver & Jacobson.

4. In considering the above documents and in rendering this opinion we have also assumed that:

         (a) in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

         (b) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

         (c) the conformity to originals of all documents supplied to us as certified or facsimile copies;

         (d) where a document has been examined by us in draft or specimen form, it will be or has been executed or issued in the form of that draft or specimen;

         (e) all material matters stated in any documents on which we have relied are and remain accurate;

         (f) no law of any jurisdiction other than England affects our conclusions;


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To:     The Directors                                          29th August, 2000
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         (g)      the memorandum and articles of association of the Company
                  referred to above are currently in force and the resolution of the annual general meeting which we have examined was passed at a meeting duly convened and held and remains in full force and effect;

         (h) the giving of the Guarantee in respect of the Y&R Notes will not cause any limit on borrowings to which the Company is subject to be exceeded;

         (i) the meetings of the board of directors of the Company referred to above were duly convened and held on 11 May, 2000 and 23 August, 2000 and the meeting of the committee of the board of directors of the Company referred to above was duly convened and held on 29 June, 2000, in each case as evidenced by the minutes referred to above; at such meetings a quorum of directors was present and acting throughout; the resolutions referred to in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at such meeting duly disclosed his interest therein and was entitled to count in the quorum of such meeting and to vote on the resolutions proposed thereat and such minutes are a true and correct record of the proceedings therein;

         (j) the Extraordinary General Meeting of the shareholders of the Company to be held in connection with the Merger will be duly convened and held and that the resolution to approve the Merger, to increase the authorised share capital of the Company and to authorise the board of directors of the Company, pursuant to section 80 of the Companies Act 1985, to allot relevant securities pursuant to the Merger to be proposed at such meeting will be passed in the form of the resolution contained in the notice of the Extraordinary General Meeting and, once passed, the relevant resolution will not be subsequently amended or revoked prior to the effective time of the Merger;

         (k) following the passing of the foregoing resolution(s) at the Extraordinary General Meeting on the basis described above, a meeting of the board of directors of the Company or of a duly authorised and constituted committee of the board of directors of the Company will be duly convened and held and shall duly resolve to allot and issue Ordinary Shares pursuant to and in accordance with the Merger and the Y&R Notes and that resolution shall not be subsequently amended or revoked prior to the allotment and issue of such Ordinary Shares; and

         (l) admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange.

5. On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that :

(1) The Company is duly incorporated and validly existing as a public company with limited liability under the laws of England. We have on 29 August, 2000 made a search at the Companies Registry which revealed no order or resolution for the winding up of the Company and no notice of appointment of a receiver or administrator. However, the search would not reveal whether or not a winding up petition has been presented. Furthermore, it is possible that notice of a winding up order made or resolution passed or a receiver or administrator appointed may not have been filed at the Companies Registry immediately. We have also on 29 August, 2000 at 12.25 pm made an enquiry of the Companies Court which has informed us that it has on its central index no record of the presentation of any winding up petition in respect of the Company. We are


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To:     The Directors                                          29th August, 2000
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         assuming that there has been no change in this position since the date on which the searches were made.

(2) The Supplemental Indentures have been duly authorised by the Company and there is no reason, so far as English law is concerned, why the obligations to be assumed by the Company under the Supplemental Indentures, including the issuance of the Guarantee pursuant to the Second Supplemental Indenture, should not constitute legal, valid, binding and enforceable obligations of the Company. As used in this opinion, the term "enforceable" means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, INTER ALIA, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the Limitation Act 1980 and other principles of law and equity of general application and of public policy and all limitations resulting from the laws of bankruptcy, insolvency, liquidation or other laws affecting generally the enforcement of creditors' rights.

(3) The Ordinary Shares to be issued by the Company upon conversion of the Y&R Notes after completion of the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

This opinion is addressed to you solely for your own purpose in connection with the Registration Statement and may not be transmitted or disclosed to or used or relied upon by any other person or for any other purposes without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ ALLEN & OVERY

ALLEN & OVERY